Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-87874) of DCB Financial Corp, of our report dated June 27, 2014, our audit of the statements of net assets available for benefits of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan, as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, Line 4i – Schedule of Assets (held at end of year) as of December 31, 2013 which report appears in the December 31, 2013 annual report on Form 11-K of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 27, 2014